January 23, 2009

Dear Stockholder:

It would be difficult to find someone unhappy to see 2008 end.  The subprime mortgage crisis created a catalytic effect leaving a credit crisis, economic downturn and global recession in its wake.  Many companies are focused on balance sheet strength and liquidity for 2009.

During 2008, the real estate transaction market slowed dramatically.  This was due in part to the difficulties many buyers faced securing financing, as well as the continued gap between a buyer's and a seller's perspective of real estate values.  We have always carefully identified and evaluated each property as part of our acquisition process.  We do not and will not, buy just for the sake of buying.  Consequently, during the second half of 2008, we built up a significant surplus of cash.  This cash earns low short-term interest rates, which among other factors, affects cash flow.

In light of the turbulent economic conditions, as we prepare Inland American to be well-positioned to navigate this real estate cycle, we plan to maintain significant cash balances.  We believe that this strategy will continue to provide us with the cash necessary to acquire attractive assets, and to maintain our enviable position of liquidity to meet potential financial challenges.  Accordingly, on January 20, 2009 our board of directors voted unanimously to de termine each monthly distribution rate on an adjustable basis, with a floor of $0.50 per share, which equates to a 5% annualized yield on a share purchase of $10.00.  The distribution payable on February 12, 2009 to stockholders of record as of January 31, 2009 will be at the rate of $0.50 per share on an annualized basis.

Our belief, which is shared by many, is that during 2009 many attractive investment opportunities will arise.  These opportunities may rival, or surpass, anything Inland has witnessed in its 40-year history of buying real estate.  Our measured approach to business has always incorporated discipline with opportunism.  Our f inancial strength will have us well-positioned as we face the challenges and the prospects for the coming year.

We thank you for your ongoing support and investment in Inland American.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks

Chairman of the Board

cc:  Trustee

       Broker Dealer

       Registered Representative